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                                                                     Exhibit 8.2

February 4, 1999


United Pan-Europe Communications NV
Fred Roeskestraat 123
P.O. Box 74763
1070 BT Amsterdam
The Netherlands



Re:      United Pan-European Communications N.V. Offering of
         Ordinary Shares and American Depositary Shares



Ladies and Gentlemen:

This opinion is given in connection with the offering by United Pan-Europe Communications N.V., a company organized under the laws of The Netherlands, of its ordinary shares and ADSs, as described in its registration statement dated February 3, 1999 (Registration Number 333-67895).

                                 GENERAL REMARKS
                                 ---------------

This opinion addresses only statements in the registration statement under the captions "Taxation" and "Dutch Taxes". We express no opinion as to any law other than the tax laws of The Netherlands in force at the date hereof as applied and interpreted according to present case law of the Netherlands courts, administrative rulings and authoritative tax law scholars. We have no obligation to update this opinion.

                                     OPINION
                                     -------

Introduction
------------

Headings in this opinion are for ease of reference only and shall not affect the information hereof. In connection with this opinion, we have examined and rely upon the following document in their English language version:

 .        the prospectus of the company issued in connection with the offering.

Opinion
-------

The discussion in the registration statement under the captions "Taxation" and "Dutch Taxes," insofar as such statements constitute a summary of matter of law or documents referenced therein, is our opinion with respect to the material Dutch tax laws, rules and regulations concerning the acquisition, ownership, and disposition of ordinary shares and ADSs expected to result to holders of the ordinary shares or ADSs.
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                                  FINAL REMARKS
                                  -------------

We consent to the inclusion of our opinion as an exhibit to the registration statement and we consent to being named in the offering memorandum.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Very truly yours,

ARTHUR ANDERSEN
Belastingadviseurs




/s/ Frits Barnard              /s/ Arthur Goedkoop          /s/ Bas Castelijn
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